Exhibit 4.1(b)

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Prescribed by	Charter No.
BOB TAFT, Secretary of State	Approved
30 East Broad Street, 14th Floor	Date
Columbus, Ohio 43266-0418	Fee
Form SH-AMD (January 1991)

CERTIFICATE OF AMENDMENT

By Shareholders to the Articles of Incorporation of

Rurban Financial Corp.

(Name of Corporation)

Thomas C. Williams                                                                        , who is:

☐ Chairman of the Board	☒ President	☐ Vice President (check one)

and

Keeta J. Diller , who is:	☒ Secretary	☐ Assistant Secretary (Check One)

of the above name Ohio corporation for profit do hereby certify that: (check the appropriate box and complete the appropriate statements)

☒	a meeting of the shareholders was duly called for the purpose of adopting this amendment and held on April 28, 1997 at which meeting a quorum of the shareholders was present in person or by proxy, and by the affirmative vote of the holders of shares entitling them to exercise 52.92% of the voting power of the corporation.

☐	in a writing signed by all of the shareholders who would be entitled to notice of a meeting held for that purpose, the following resolution to amend the articles was adopted:

See attached Annex 1

IN WITNESS WHEREOF, the above named officers, acting for and on the behalf of the corporation, have hereto subscribed their names this 28th day of April, 1997.

By	/s/ Thomas C. Williams
Thomas C. Willams (President)

By	/s/ Keeta J. Diller
Keeta J. Diller (Secretary)

NOTE: Ohio law does not permit one officer to sign in two capacities. Two separate signatures are required, even if this necessitates the election of a second officer before the filing can be made.

Annex 1

RESOLVED, that the Amended Articles of Rurban Financial Corp. shall be amended by the addition of Article TWELFTH in the following form:

TWELFTH: Shareholders shall have no right to vote cumulatively in the election of directors.